Exhibit 10.45

WILLIAM LYON HOMES

2012 EQUITY INCENTIVE PLAN

AMENDMENT TO STOCK OPTION AGREEMENT

This Amendment to the Stock Option Agreement (the “Amendment”) is entered into by and between William Lyon Homes (the “Company”), and [                    ] (the “Optionee”) on December 3, 2013 (the “Effective Date”) pursuant to the resolutions adopted by the Compensation Committee of the Board of Directors of the Company (the “Board”) on November 5, 2013 and amends the Stock Option Agreement under the Company’s 2012 Equity Incentive Plan between the parties hereto (the “Original Agreement”). Capitalized terms used here and not defined herein shall have the meaning given in the Original Agreement.

WITNESSETH:

WHEREAS, the Company and the Optionee are parties to the Original Agreement pursuant to which the Optionee was granted an option to purchase [                ] Shares (on a pre-split basis) of the Company’s Common Stock (the “Option”) on October 1, 2012; and

WHEREAS, the Company and the Optionee have agreed to amend the Original Agreement to: (i) extend the mandatory exercise date for any Options that vest through and including December 31, 2013 to any date during the Company’s quarterly open trading window immediately following the Company’s announcement of its financial results for fiscal year ended December 31, 2013; and (ii) extend the mandatory exercise date for the remaining unvested tranche vesting on December 31, 2014 to any date during the Company’s quarterly open trading window immediately following the Company’s announcement of its financial results for fiscal year ended December 31, 2014, in each case subject to any further deferral as necessary to comply with the Company’s Insider Trading Policy.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Optionee agree as follows:

1.	Mandatory Exercise. Section 4.7 in the Original Agreement is hereby amended and restated to read as follows:

Mandatory Exercise. Participant shall be required to exercise any outstanding vested and unexercised portion of the Option (the “Mandatory Exercise”) not later than the earliest to occur: (i) within thirty (30) days following the Participant’s Termination of Services for any reason or no reason; or (ii) at any time during (x) the Company’s quarterly open trading window under its insider trading policy (the “Insider Trading Policy”) immediately following the Company’s announcement of its financial results for fiscal year ended December 31, 2013, and (y) with respect to the Option tranche vesting on December 31, 2014, the Company’s quarterly open trading window under the Insider Trading Policy immediately following the Company’s announcement of its financial results for fiscal year ended December 31, 2014. Notwithstanding the foregoing, with respect to clause (i) of this Section 4.7, if the Participant’s Termination of Services occurs during a closed trading window under the Insider Trading Policy, and with respect to clause (ii) of this Section 4.7, if the Optionee is otherwise prohibited from exercising the relevant portion of the Option in any way under the Insider Trading Policy during the Mandatory Exercise period, then in each case the Mandatory Exercise date shall be deferred until the next succeeding business day on which the Mandatory Exercise may be effected in compliance with the Insider Trading Policy. In the event of the Participant’s Termination of Services, Participant may satisfy the aggregate exercise price obligation arising as a result of the Mandatory Exercise by cash payment or offset of any payments due to Participant from the Company (including any termination payments due under Participant’s employment agreement), as well as any payment method permitted under this Agreement, at Participant’s election. In the event Participant fails to satisfy the Mandatory Exercise requirement, Participant shall forfeit any vested portion of the Option.

2. No Further Amendments. Except as specifically set forth above, all of the remaining terms of the Original Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment to Stock Option Agreement as of the date first above written.

THE COMPANY:

WILLIAM LYON HOMES

By:
Name:
Title:

OPTIONEE: